Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form S-8 (Nos. 333-202066 and 333-216761) and Registration Statement on Form S-3 (333-211368) of Invitae Corporation of our report dated March 3, 2017, related to our audit of CombiMatrix Corporation’s (the “Company”) consolidated financial statements as of December 31, 2016 and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 which appears in this Current Report on Form 8-K/A of Invitae Corporation. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement on Form S-3 and the related prospectus.

/s/ HASKELL & WHITE LLP

Irvine, California

January 26, 2018